Exhibit 99.1

SWS Group, Inc. Reports Second Quarter Net income of $7.2 Million

DALLAS, February 5, 2007 – SWS Group, Inc. (NYSE: SWS) today reported net income of $7.2 million, or diluted earnings per share (EPS) of 26 cents, on net revenues of $72.8 million for the company’s second fiscal quarter ended December 31, 2007. Net revenue is defined as total revenue less interest expense.

Net income, EPS and net revenues declined from the prior year’s second quarter when SWS earned $12.9 million, or diluted EPS of 48 cents, on net revenues of $74.3 million.

In the first six months of fiscal 2008, SWS recorded net revenues of $139.8 million, net income of $15 million and diluted EPS of 54 cents, compared with net revenues of $144.6 million, net income of $23 million and diluted EPS of 85 cents in the first half of the prior fiscal year.

SWS President and CEO Donald W. Hultgren said financial and credit market disruptions and higher recruiting and hiring expenses resulted in lower quarterly results.

“There are many positive developments underway at SWS Group that position us for future profitable growth,” Mr. Hultgren said. He noted the recently announced agreement to purchase California broker-dealer, M. L. Stern, and its asset management subsidiary, Tower Asset Management, from Pacific Life Insurance. The transaction is expected to double the size of the company’s private client advisor network and re-establish SWS in the asset management business.

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SWS Group Announces Second Quarter Results / 2

“While turmoil in the financial and credit markets had a negative impact, it also provided opportunities,” Mr. Hultgren said. “For example, our bank has substantially increased mortgage warehouse lending, and attractive mortgage rates should provide continued opportunities for growth in this business on a national basis. I would emphasize that we do not have significant exposure to the sub-prime market, which accounted for less than 1 percent of fundings.”

Second quarter net revenues declined $1.5 million from year-ago levels as a result of a $3.1 million decrease in net gains on principal transactions and a $3.1 million decrease in other revenues. These declines were partially offset by increased commissions of $1.7 million and an increase in net interest of $1.6 million. Net gains on principal transactions declined primarily because a $2.3 million gain on the valuation of NYX stock was recorded in last year’s December quarter. The stock’s ownership was transferred from Southwest Securities to SWS Group in fiscal 2008 resulting in the gain being included in other comprehensive income. The prior year’s second quarter included $2.3 million in tax-free proceeds from a company-owned life insurance contract, which primarily accounted for the decrease in other revenues. Higher volumes and client activity in the Retail and Institutional business segments resulted in increased commissions. Improved spreads in the stock loan business largely accounted for the increase in net interest.

Six-month net revenues declined $4.9 million. Net gains on principal transactions decreased $10 million and other revenues $2.3 million. These declines were partially offset by an increase in commissions of $5 million. Transfer of ownership of the NYX stock to SWS Group accounted for $3.1 million of the decline in net gains on principal transactions. In addition, the prior year’s period included a $2.7 million gain on the restructuring of a commercial mortgage backed security. The current period had reduced trading profits

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SWS Group Announces Second Quarter Results / 3

as a result of carrying lower inventories; this was offset by increased commissions in the taxable fixed income business as a result of an improved environment and the recruitment and hiring of new fixed income advisors.

Operating expenses increased $6 million for the second quarter compared with results for the second quarter a year ago. The largest increases were in commissions and other employee compensation, $2.4 million, and other expenses, $2.2 million. The latter category included a $1.7 million charge to earnings in order to add to the allowance for loan losses. The company also had an increase in fees for professional services. Operating expenses for the six-month period increased $5.4 million compared with those of the first half of fiscal 2007. The largest increases were in occupancy, equipment and computer services, $2.1 million, and employee compensation, $1.8 million.

At the broker-dealer, volatility in the credit and mortgage markets had the most significant impact on the company’s fixed income trading business. “Investing in sub prime is not a primary business for us, and we have no collateralized debt obligations, proprietary structured products or off-balance sheet risk related to any of these types of transactions,” Mr. Hultgren said. “We do trade mortgage and asset backed securities on a regular basis, and we monitor our trading limits daily to maintain levels we consider prudent under current market conditions.”

At the company’s community bank, there continues to be strong loan demand in the commercial real estate, commercial and SBA categories, Mr. Hultgren said. “Mortgage industry problems have not had a negative effect on these lines, and we anticipate solid growth to continue unless there is a prolonged mortgage market downturn.” Mr. Hultgren said more stringent mortgage qualification standards have eliminated a large group of buyers from the new home market and resulted in an oversupply of finished housing units.

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SWS Group Announces Second Quarter Results / 4

As a result, the bank’s single family residential construction loan portfolio has deteriorated. “We experienced the first losses in the December quarter and anticipate some additional deterioration over the next few quarters.”

In the Clearing segment, Southwest Securities processed 15,308,621 securities transactions year-to-date, compared with 8,231,010 transactions processed in the first half of the prior fiscal year. Clearing posted a 7 percent increase in net revenues. However, much of the additional transaction volume was from high-volume trading customers who use fewer services and thus pay lower fees per transaction than general securities correspondents. The correspondent count at the end of the second quarter was 202, down from 215 a year earlier. The decrease was primarily due to correspondents that SWS terminated and correspondents that left the brokerage business.

SWS Group, Inc. is a Dallas-based holding company offering a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group’s principal broker-dealer, Southwest Securities, Inc., which celebrated 35 years of service to investors in 2007, is ranked as one of the top five clearing firms in the nation. SWS subsidiaries also include Southwest Securities, FSB, one of the largest community banks in the Dallas-Fort Worth Metroplex, and SWS Financial Services, Inc., a broker-dealer serving independent securities brokers and their clients.

This release contains forward-looking statements. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are beyond our control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, customer margin loan activity, creditworthiness of our correspondents and customers, demand for housing, loss of correspondents to self-clearing or as the result of consolidations or otherwise, and those factors discussed in our Annual Report on Form 10-K and in our other reports filed with and available from the Securities and Exchange Commission.

Tables and Financial Statements Follow

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SWS Group Announces Second Quarter Results / 5

Non-GAAP Reconciliation

(In thousands, except per share amounts)

	2nd Qtr FY’08	2nd Qtr FY’07
Income from continuing operations	$7,248	$12,905
Impact of NYX	—	(1,500)
Insurance proceeds	—	(2,276)

Adjusted income from continuing operations	$7,248	$9,129

EPS from continuing operations – diluted – GAAP	$0.26	$0.48
Impact from NYX	—	(0.06)
Insurance proceeds	—	(0.08)

EPS from continuing operations – diluted – adjusted	$0.26	$0.34

SWS has included the presentation of income from continuing operations and diluted earnings per share from continuing operations, excluding the impact of the gain realized with our investment in NYX common stock and the proceeds from company-owned life insurance. SWS believes this presentation is useful to investors because it is more indicative of SWS’ income from ongoing operations and diluted earnings per share from ongoing operations. Management has provided this information to assist the reader in understanding the impact of our investment in the NYX for fiscal 2007 and fiscal 2008 and the gain recognized on company-owned life insurance in fiscal 2007. While management believes these non-GAAP financial measures are useful in evaluating SWS, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.

Second Quarter Segment Results

(In thousands)

	2nd Quarter FY’08		2nd Quarter FY’07
	Net Revenue	Pretax	Net Revenue	Pretax
Clearing	$10,019	$2,681	$9,897	$5,233
Retail	21,924	4,118	19,700	3,638
Institutional	28,259	10,322	26,766	8,128
Bank	12,870	3,715	12,973	6,752
Other Consolidated Entities	(248)	(8,989)	4,971	(4,424)

Total	$72,824	$11,847	$74,307	$19,327

FINANCIAL TABLES FOLLOW

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SWS Group Announces Second Quarter Results / 6

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

December 31, 2007 and June 29, 2007

(In thousands, except par values and share amounts)

	December 31, 2007 (Unaudited)	June 29, 2007
Assets
Cash and cash equivalents	$68,898	$128,760
Assets segregated for regulatory purposes	302,565	319,265
Receivable from brokers, dealers and clearing organizations	2,842,621	3,117,766
Receivable from clients, net of allowances	363,473	344,125
Loans held for sale	319,305	148,013
Loans, net	806,327	756,037
Securities owned, at market value	90,898	119,621
Securities purchased under agreements to resell	14,098	42,486
Goodwill	7,552	7,552
Marketable equity securities available for sale	10,488	3,793
Other assets	89,539	87,167

Total assets	$4,915,764	$5,074,585

Liabilities and Stockholders’ Equity
Short-term borrowings	$—	$4,000
Payable to brokers, dealers and clearing organizations	2,778,376	3,051,956
Payable to clients	592,044	581,118
Deposits	976,092	897,150
Securities sold under agreements to repurchase	3,673	17,829
Securities sold, not yet purchased, at market value	41,554	63,470
Drafts payable	27,143	25,718
Advances from Federal Home Loan Bank	128,881	66,989
Other liabilities	50,189	59,482

Total liabilities	4,597,952	4,767,712

Minority interest in consolidated subsidiaries	50	426

Commitments and contingencies

Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $.10 par value. Authorized 60,000,000 shares, issued 28,213,971 and outstanding 27,617,777 shares at December 31, 2007; issued 28,197,278 and outstanding 27,491,528 shares at June 29, 2007	2,821	2,819
Additional paid-in capital	268,675	268,575
Retained earnings	50,014	39,729
Accumulated other comprehensive income – unrealized holding gain, net of tax	1,085	1,417
Deferred compensation, net	1,975	1,644
Treasury stock (596,194 shares at December 31, 2007 and 705,750 shares at June 29, 2007, at cost)	(6,808)	(7,737)

Total stockholders’ equity	317,762	306,447

Total liabilities and stockholders’ equity	$4,915,764	$5,074,585

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SWS Group Announces Second Quarter Results / 7

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

For the three and six-months ended December 31, 2007 and December 29, 2006

(In thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended December 31, 2007	Three Months Ended December 29, 2006	Six Months Ended December 31, 2007	Six Months Ended December 29, 2006
Revenues:
Net revenues from clearing operations	$3,737	$3,056	$7,088	$6,127
Commissions	26,101	24,360	48,273	43,299
Interest	69,649	74,877	138,854	144,782
Investment banking, advisory and administrative fees	8,819	8,050	18,860	18,425
Net gains on principal transactions	2,534	5,655	3,877	13,853
Other	6,003	9,111	12,431	14,769

Total revenue	116,843	125,109	229,383	241,255

Interest expense	44,019	50,802	89,613	96,607

Net revenues	72,824	74,307	139,770	144,648

Non-Interest Expenses:
Commissions and other employee compensation	43,285	40,837	83,509	81,681
Occupancy, equipment and computer service costs	6,375	5,489	12,898	10,829
Communications	2,484	2,103	4,710	4,289
Floor brokerage and clearing organization charges	889	1,106	2,016	2,276
Advertising and promotional	922	604	1,515	1,059
Other	7,022	4,841	11,329	10,467

Total non-interest expenses	60,977	54,980	115,977	110,601

Income from continuing operations before income tax expense	11,847	19,327	23,793	34,047
Income tax expense	4,599	6,422	8,841	11,059

Income from continuing operations	7,248	12,905	14,952	22,988
Discontinued operations:
Income from discontinued operations	—	45	29	86
Income tax expense	—	(14)	(9)	(27)
Minority interest	—	(5)	(3)	(9)

Income from discontinued operations	—	26	17	50

Net income	7,248	12,931	14,969	23,038
Net income (loss) recognized in other comprehensive income	(107)	456	(332)	431

Comprehensive income	$7,141	$13,387	$14,637	$23,469

Earnings per share – basic
Income from continuing operations	$0.26	$0.48	$0.55	$0.86
Income from discontinued operations	—	—	—	—

Net income	$0.26	$0.48	$0.55	$0.86

Weighted average shares outstanding – basic	27,465,601	26,836,303	27,437,367	26,654,553

Earnings per share – diluted
Income from continuing operations	$0.26	$0.48	$0.54	$0.85
Income from discontinued operations	—	—	—	—

Net income	$0.26	$0.48	$0.54	$0.85

Weighted average shares outstanding – diluted	27,584,415	27,147,549	27,599,738	26,950,075

SWS Group Announces Second Quarter Results / 8

CONTACT:	Jim Bowman, Vice President Corporate Communications 1201 Elm Street Suite 3500 Dallas, Texas 75270 (214) 859-9335 jbowman@swst.com

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